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                                                                     EXHIBIT 5.1

                        [Thompson Coburn LLP Letterhead]

                               September 30, 2003

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri  63101-1826

Re:  Black Beauty Coal Company 401(k) Plan

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on September 30, 2003, by Peabody Energy Corporation, a Delaware corporation (the "Company"), with respect to making available for investment by participants under the Black Beauty Coal Company 401(k) Plan (the "Plan") up to 100,000 shares of the Company's common stock, $0.01 par value (the "Shares"), to be purchased in the open market, together with an indeterminate amount of interests to be offered and sold pursuant to the Plan, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Third Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, and resolutions adopted by the Board of Directors of the Company and the general partners of Black Beauty Coal Company, an Indiana general partnership ("Black Beauty"), relating to such open market purchases of the Shares for the accounts of participants in the Plan, the written documents constituting the Plan, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company and Black Beauty.

Based solely on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

2. The Shares to be purchased in the open market for the accounts of participants in the Plan have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale of the Shares in accordance with the Plan.

                                            Very truly yours,

                                            /s/ Thompson Coburn LLP